                                                                     EXHIBIT 5.1

                           FULBRIGHT & JAWORSKI L.L.P.
                   A Registered Limited Liability Partnership
                          666 Fifth Avenue, 31st Floor
                          New York, New York 10103-3198
                                www.fulbright.com

TELEPHONE:  (212) 318-3000                            FACSIMILE:  (212) 318-3400

                                September 9, 2005

G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 (the
"Registration Statement") to be filed by G-III Apparel Group, Ltd., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale by certain stockholders of the Company of up to an aggregate of 581,666 shares (the "Shares") of common stock, par value $0.01 per share, of the Company, we, as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that in our opinion, the Shares have been duly and validly authorized, and are legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the caption
"Legal Matters" in the prospectus contained therein and elsewhere in the
Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the
Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                             Very truly yours,

                                             Fulbright & Jaworski L.L.P.